Rand Logistics, Inc.

RAND LOGISTICS REPORTS FISCAL YEAR 2015 FINANCIAL RESULTS

Highlights:
•	Adjusted EBITDA increased 3.5% to $33.7 million, up 6.1% on a constant currency basis
•	Reduction in net debt of $4.9 million year-over-year
•	2015 sailing season off to a solid start

New York, NY – June 10, 2015 - Rand Logistics, Inc. (NASDAQ: RLOG) (“Rand”) today announced its financial results for the fiscal year ended March 31, 2015.  Despite the impact of weather related delays at the beginning and end of the 2014 sailing season, Adjusted EBITDA for fiscal 2015 increased year-over-year.  Improvements in controllable operational measurements as well as our commodity mix enabled the Company to partially offset the delays that were experienced as a result of the weather.

Fiscal Year Ended March 31, 2015 Versus
Fiscal Year Ended March 31, 2014 Financial Results
Please note that full year results include the Company’s fiscal fourth quarter during which the Company’s fleet operates on a limited basis due to the normal closing schedule of the locks system and winter weather conditions on the Great Lakes.  In addition, repair and maintenance costs are incurred in the fiscal fourth quarter to prepare the fleet for the upcoming sailing season. As a result, fiscal fourth quarter operating results are significantly lower than the results for the first three quarters of our fiscal year.

•
Freight and other related revenue (which excludes fuel and other surcharges) increased by 0.8% to $129.1 million from $128.1 million.  On a constant currency basis, freight and other related revenue increased by 4.3% or $5.5 million.  This increase was primarily attributable to an increase in tonnage carried, price increases, improvements in commodity mix and water levels and a higher percentage of time in revenue loaded condition, offset by a weaker Canadian dollar.

•
Total Sailing Days were 4,106 compared to 4,166 and a theoretical maximum of 4,125.  The year-over-year decline was primarily due to adverse weather conditions on the Great Lakes in April 2014 that caused the loss of 162 Sailing Days.  Delay Days which comprise lost time due to inclement weather, dock delays, traffic congestion and mechanical issues declined a further 6.2% to 10.6% of Sailing Days compared to 11.3% of Sailing Days.

•	Freight and related revenue per Sailing Day increased by 2.2% to $31,443 compared to $30,760. On a constant currency basis, freight and related revenue per Sailing Day increased 5.8% or $1,784.
•	Total revenue decreased by 1.8% to $153.0 million from $155.8 million.
•
Vessel operating expenses decreased by 4.8% to $97.8 million compared to $102.8 million.  This decrease was primarily due to improvements in certain of our operating metrics, fewer Sailing Days, reduced fuel prices and the weaker Canadian dollar, partially offset by increased costs due to inefficient operations at the start of the 2014 sailing season.  Vessel operating expenses per Sailing Day declined by 3.5%, or $853, to $23,824 from $24,677.

•
Adjusted EBITDA increased by 3.5%, or $1.1 million, to $33.7 million from $32.6 million.  On a constant currency basis, this measure increased by 6.1% or $2.0 million.  A reconciliation of operating income to Adjusted EBITDA is attached to this release.

•	Net loss per share on a fully diluted basis was $0.59 compared to $0.44 in the year ago period.

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Management Comments

“We were generally pleased with our operating performance in fiscal 2015, which was achieved despite severe weather conditions in both April 2014 and January 2015 and a 7.3% decline in the average value of the Canadian dollar, which negatively impacted Adjusted EBITDA by approximately $0.9 million,” commented Ed Levy, President and CEO of Rand.  “We were able to offset these factors that were beyond our control by improving both the operating reliability of our fleet and the mix of commodities that we carried.  We believe that we have the opportunity to realize further improvements in certain of our key operating metrics in the year ahead.”

“Because of weather and ice conditions on the Great Lakes, we did not operate any of our vessels in March 2015 and, while conditions at the start of the 2015 sailing season were not optimal, they were much improved in comparison to 2014.  For the month of April 2015 we sailed for 318 days compared to 223 days in April 2014.  We are also pleased with our preliminary May revenues, having sailed for 459 Sailing Days in May, equal to 98.7% of our theoretical maximum.  The current demand environment is generally good with organic growth across certain of the commodities that we carry, supplementing new business that we have been able to capture over the last several years.  This is creating efficient trade patterns and is maximizing the percentage of time that our vessels are in revenue generating condition.”

Ed Levy concluded, “Looking ahead, our recently completed refinancing will reduce our interest expense by approximately $1.5 million in our current fiscal year and provide us with cash flow flexibility to further invest in our business.  We are anticipating the introduction of our newest vessel in the fourth calendar quarter of 2015, which will allow for future organic growth and will be accretive to our profitability and earnings per share.  We have also recently added to our management team, with a new Chief Financial Officer and new Chief Human Resources Officer over the last three months.  We are confident that both will be instrumental in driving improved return on invested capital, which is management’s primary financial objective.”

Conference Call

Management will host a conference call to discuss these results at 8:30 a.m. ET on Thursday, June 11, 2015.  Interested parties may participate in the conference call by dialing 888-572-7025 (719-325-2420 for international callers), and using Conference ID# 8523828.  The conference call will be webcast simultaneously on the Rand Logistics, Inc. website at www.randlogisticsinc.com/presentations.html.

A replay of the conference call will be available at www.randlogisticsinc.com/presentations.html and will be archived for 12 months.  A replay will also be available until August 11, 2015 by dialing 877-870-5176 (858-384-5517 for international callers), and using Conference ID# 8523828.

Non-GAAP Financial Measures/Financial Tables
This press release contains certain non-GAAP financial measures.  Reconciliations of these and other non-GAAP measures to the comparable GAAP measures are included in the attached financial tables.

About Rand Logistics
Rand Logistics, Inc. is a leading provider of bulk freight shipping services throughout the Great Lakes region. Through its subsidiaries, the Company operates a fleet of four conventional bulk carriers and eleven self-unloading bulk carriers including three tug/barge units. The Company is the only carrier able to offer significant domestic port-to-port services in both Canada and the U.S. on the Great Lakes. The Company's vessels operate under the U.S. Jones Act – which reserves domestic waterborne commerce to vessels that are U.S. owned, built and crewed, – and the Canada Coasting Trade Act – which reserves domestic waterborne commerce to Canadian registered and crewed vessels that operate between Canadian ports.

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Forward-Looking Statements
This press release contains forward-looking statements. For all forward-looking statements, we claim the protection of the Safe Harbor for Forward-Looking Statements contained in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy or are otherwise beyond our control and some of which might not even be anticipated.  Future events and actual results, affecting our strategic plan as well as our financial position, results of operations and cash flows, could differ materially from those described in or contemplated by the forward-looking statements.  Important factors that contribute to such risks include, but are not limited to, the effect of an economic downturn in certain of our markets; the weather conditions on the Great Lakes; and our ability to maintain and replace our vessels as they age.

For a more detailed description of these uncertainties and other factors, please see the "Risk Factors" section in Rand's Annual Report on Form 10-K filed with the Securities and Exchange Commission on June 11, 2015.

CONTACT: Rand Logistics, Inc. Ed Levy, President and CEO (212) 863-9405	-OR-	INVESTOR RELATIONS COUNSEL: Alison Ziegler (212) 554-5469 alison@cameronassoc.com

--financial tables to follow--

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RAND LOGISTICS, INC.

Consolidated Statements of Operations

(U.S. Dollars 000's except for Shares and Per Share data)

	Year ended	Year ended	Year ended
	March 31, 2015	March 31, 2014	March 31, 2013
REVENUE
Freight and related revenue	$129,107	$128,145	$117,797
Fuel and other surcharges	22,110	26,475	37,404
Outside voyage charter revenue	1,743	1,184	1,437
TOTAL REVENUE	152,960	155,804	156,638

EXPENSES
Outside voyage charter fees	1,711	1,086	1,447
Vessel operating expenses	97,821	102,804	104,896
Repairs and maintenance	6,463	7,191	8,350
General and administrative	13,275	12,159	13,477
Depreciation	18,292	16,994	15,373
Amortization of drydock costs	3,343	3,290	3,497
Amortization of intangibles	1,198	1,263	1,310
Loss on foreign exchange	873	68	186
Loss on termination of vessel lease	2,660	—	—
	145,636	144,855	148,536
OPERATING INCOME	7,324	10,949	8,102

OTHER (INCOME) AND EXPENSES
Interest expense	14,007	9,373	10,171
Interest income	(18)	(7)	(9)
Gain on interest rate swap contracts	—	—	(1,087)
Loss on extinguishment of debt	2,331	1,267	3,339
	16,320	10,633	12,414
(LOSS) INCOME BEFORE INCOME TAXES	(8,996)	316	(4,312)
PROVISION (BENEFIT) FOR INCOME TAXES
Current	7	117	(134)
Deferred	417	4,706	(359)
	424	4,823	(493)
NET LOSS BEFORE PREFERRED STOCK DIVIDENDS	(9,420)	(4,507)	(3,819)
PREFERRED STOCK DIVIDENDS	1,168	3,429	3,173
NET LOSS APPLICABLE TO COMMON STOCKHOLDERS $	(10,588)	$(7,936)	$(6,992)

Net loss per share basic and diluted	$(0.59)	$(0.44)	$(0.39)
Weighted average shares basic and diluted	17,847,939	17,912,647	17,740,372

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RAND LOGISTICS, INC.

Consolidated Balance Sheets

(U.S. Dollars 000’s except for Shares and Per Share data)

	March 31, 2015	March 31, 2014
ASSETS
CURRENT
Cash and cash equivalents	$3,298	$2,602
Accounts receivable, net	2,764	2,629
Income taxes receivable	91	96
Loan to employee	—	250
Prepaid expenses andothercurrent assets	5,957	7,344
Deferred income taxes	347	121
Total current assets	12,457	13,042
PROPERTY AND EQUIPMENT, NET	206,276	215,487
OTHER ASSETS	569	730
DEFERRED DRYDOCK COSTS, NET	7,590	9,321
INTANGIBLE ASSETS, NET	13,205	16,233
GOODWILL	10,193	10,193
Total assets	$250,290	$265,006
LIABILITIES
CURRENT
Accounts payable	$15,350	$11,792
Accrued liabilities	7,628	7,956
Other current liability	166	—
Income taxes payable	—	100
Deferred income taxes	—	35
Current portion of deferred payment liability	536	499
Current portion of long-termdebt	—	787
Total current liabilities	23,680	21,169
LONG TERM PORTION OF DEFERRED PAYMENTLIABILITY	564	1,100
LONG TERM DEBT, NET OF CURRENT PORTION	101,213	104,103
SUBORDINATED DEBT	72,500	72,500
OTHER LIABILITIES	479	253
DEFERRED INCOMETAXES	5,607	5,134

Total liabilities	204,043	204,259
COMMITMENTS ANDCONTINGENCIES
STOCKHOLDERS' EQUITY
Preferredstock, $.0001par value,
Authorized1,000,000shares, Issuedand outstanding 300,000
shares	14,900	14,900
Common stock, $.0001par value,
18,035,427shares at March31, 2015and17,933,859shares at
March 31, 2014	1	1
Additional paid-in capital	90,130	89,486
Accumulated deficit	(50,972)	(40,277)
Accumulated other comprehensive income	(7,812)	(3,363)
Total stockholders’ equity	46,247	60,747
Total liabilities and stockholders’ equity	$250,290	$265,006

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RANDLOGISTICS, INC.
Non-GAAP Financial Measures / Financial Tables
(U.S. Dollars 000’s except per day statistics)

	FY2015 Actual	FY2014 Actual	Increase/(Decrease)		FX Impact (Unfavorable)/ Favorable	Constant Currency Increase/(Decrease)
			Change $	Change %	Change $	Change $	Change %

Average Fx Rate	0.880	0.950

Sailing Days	4,106	4,166	(60)	-1.4%

Financial Highlights (US$ '000s)
Freight and Related Revenue	$129,107	$128,145	$962	0.8%	($4,518)	$5,480	4.3%

Fuel and Other Surcharges	$22,110	$26,475	($4,365)	-16.5%	($1,020)	($3,345)	-12.6%

Total Revenue	$152,960	$155,804	($2,844)	-1.8%	($5,710)	$2,866	1.8%

Vessel Operating Expenses	$97,821	$102,804	($4,983)	-4.8%	($3,707)	($1,276)	-1.2%

Vessel Margin	$46,933	$44,625	$2,308	5.2%	($1,404)	$3,712	8.3%

General & Admin Expense	$13,275	$12,159	$1,116	9.2%	($556)	$1,672	13.8%

Loss on foreign exchange	$873	$68	$805	NM	($42)	$847	NM

Adjusted EBITDA	$33,690	$32,564	$1,126	3.5%	($848)	$1,974	6.1%

Per Day Statistics
Marine Freight Revenue/Day	$31,443	$30,760	$683	2.2%	($1,101)	$1,784	5.8%

Total Revenue/Day	$37,253	$37,399	($146)	-0.4%	($1,391)	$1,245	3.3%

Vessel Operating Expenses/Day	$23,824	$24,677	($853)	-3.5%	($902)	$49	0.2%

Vessel Margin/Day	$11,430	$10,712	$718	6.7%	($342)	$1,060	9.9%

Non-GAAP Reconciliation (US$ '000s)

Vessel margin	$46,933	$44,625
Outside Voyage Charter (net)	$32	$98
General & Admin Expense	$13,275	$12,159

Adjusted EBITDA	$33,690	$32,564
Loss on foreign exchange	$873	$68
Loss on termination of vessel lease	$2,660	$0
Depreciation, Amortization of Drydock & Intangibles	$22,833	$21,547
Operating Income	$7,324	$10,949

Note:

1. Theconstant currency information presented is calculatedbytranslating current period results using prior period foreign currency exchangerates.

2.Our results for FY2015reflect the effects ofthe harshest winterexperiencedon the Great Lakes in approximatelythirtyyears and theresultant latestart of the 2014sailing season. Adjusted

EBITDA was $3.0million lower inApril 2014than inApril 2013.

3.NM- Not Meaningful

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